                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        ZEBRA TECHNOLOGIES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                           ZEBRA TECHNOLOGIES CORPORATION



                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON MAY 18, 1999


To the Stockholders of
Zebra Technologies Corporation:

   The Annual Meeting of Stockholders of Zebra Technologies Corporation (the "Company") will be held at 10:30 a.m., Chicago time, on Tuesday, May 18, 1999, at The University of Chicago Gleacher Center, 450 N. Cityfront Plaza Drive, Chicago, Illinois, for the following purposes:

     (1)  To elect six directors;

     (2) To increase the number of authorized shares of Class A Common Stock available for issuance under Zebra's 1997 Stock Option Plan from 2,000,000 shares to 4,250,000 shares;

     (3) To ratify the selection by the Board of Directors of KPMG LLP as the independent auditors of the Company's financial statements for the year ending December 31, 1999; and

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on March 19, 1999, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                              By order of the Board of Directors,


                              Gerhard Cless
                              SECRETARY


Vernon Hills, Illinois
April 15, 1999

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                           ZEBRA TECHNOLOGIES CORPORATION

                            333 Corporate Woods Parkway
                            Vernon Hills, Illinois 60061
                                   (847) 634-6700
                               ______________________

                                  PROXY STATEMENT
                               ______________________

   The accompanying Proxy is solicited by the Board of Directors of Zebra Technologies Corporation, a Delaware corporation ("Zebra," or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at 10:30 a.m., Chicago time, on Tuesday, May 18, 1999, at The University of Chicago Gleacher Center, 450 N. Cityfront Plaza Drive, Chicago, Illinois, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are intended to be released to stockholders on or about April 15, 1999.

                     VOTING SECURITIES; PROXIES; REQUIRED VOTE

   VOTING SECURITIES -- The Board of Directors has fixed the close of business on March 19, 1999, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 23,596,112 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and 7,377,510 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"). The holders of the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters to be submitted to the vote of stockholders at the Annual Meeting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share.

   PROXIES -- The Board of Directors of the Company has selected Edward L. Kaplan, Gerhard Cless, and Donald K. Skinner, the persons named as proxies on the proxy card accompanying this Proxy Statement, to serve in such capacity. Messrs. Kaplan, Cless, and Skinner are directors and officers of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

   REQUIRED VOTE -- At the Annual Meeting, (i) a plurality of the votes cast in person or by proxy is required to elect directors; (ii) the affirmative vote of holders of a majority of the voting power of the Common Stock is required to approve the increase the number of shares of Class A Common Stock available for issuance under the 1997 Stock Option Plan; and (iii) the affirmative vote of holders of a majority of the voting power of the Common Stock is required to ratify the appointment of KPMG LLP as the independent auditors of the Company's financial statements for the year ending December 31, 1999. Stockholders will not be allowed to cumulate their votes in the election of directors.

   The required quorum for the transaction of business at the Annual Meeting will be a majority of the voting power of shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. With respect to the proposal to ratify the appointment of KPMG LLP, abstentions and broker non-votes will have the same effect as votes against such proposal. Neither abstentions nor broker non-votes will have any effect on the voting on the proposal to elect directors.

   Because of their beneficial ownership of a majority of the outstanding shares of Class B Common Stock, Messrs. Kaplan, Cless, and Skinner have voting power sufficient to (i) elect the six nominees named to serve as directors; (ii) approve the increase in the number of shares of Class A Common Stock available for issuance under the 1997 Stock Option Plan; and
(iii) ratify the appointment of KPMG LLP. Messrs. Kaplan, Cless, and Skinner have advised the Board of Directors that all shares beneficially owned by them will be voted in favor of such proposals. See "Security Ownership of Certain Beneficial Owners and Management."

                                  PROPOSAL 1

                            ELECTION OF DIRECTORS

   The Board of Directors has set the number of directors to be elected at the Annual Meeting at six. Each nominee for election as director currently serves as a director of the Company. All nominees, except Donald K. Skinner, were elected to serve as directors by the stockholders of the Company at the last Annual Meeting of stockholders, held on May 5, 1998. Mr. Skinner joined the Board of Directors following the Company's merger with Eltron International, Inc. on October 28, 1998. The Board of Directors recommends that the stockholders vote in favor of the election of the six nominees named in this Proxy Statement to serve as directors of the Company.

   If at the time of the Annual Meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board of Directors, either vote for such substitute nominee or nominees as the Board of Directors recommends or vote to allow the vacancy created thereby to remain open until filled by the Board. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

   NOMINEES FOR ELECTION AS DIRECTORS -- The following persons, if elected at the Annual Meeting, will serve as directors until the earlier of the 2000 annual meeting of the Company's stockholders or until their successors are duly elected and qualified.


                                                                                 SERVED AS
                                                                                  DIRECTOR
       NAME                    AGE          POSITION WITH COMPANY                  SINCE
---------------------------    ---    -----------------------------------        ----------
 Gerhard Cless                  59    Executive Vice President, Secretary
                                      and Director                                  1969

 Edward L. Kaplan               56    Chairman and Chief Executive Officer          1969

 Christopher G. Knowles (1)     56    Director                                      1991

 David P. Riley                 52    Director                                      1991

 Donald K. Skinner              58    Vice Chairman and                             1998
                                      President of Card Printer Division

 Michael A. Smith (1)           44    Director                                      1991

_____________________
(1) Member of Audit Committee.

   GERHARD CLESS is Executive Vice President and Secretary, as well as a co-founder of Zebra, and has served as a director since 1969. He served as Executive Vice President for Engineering and Technology of Zebra from February 1995 to June 1998, after having served as Senior Vice President since 1969. Mr. Cless served as Treasurer of Zebra until October 1991. Since 1969, he has been active with Zebra where he has directed the development of numerous label printers and maintained worldwide technology/vendor relationships. Prior to founding Zebra, Mr. Cless was a research and development engineer at Teletype Corporation's printer division. Mr. Cless received an MSME degree from Esslingen, Germany, and has done graduate work at the Illinois Institute of Technology.

   EDWARD L. KAPLAN is Chief Executive Officer and Chairman, as well as a co-founder, of Zebra, and has served as a director since 1969. He also served as President of Zebra from its formation until February 1995, and again from April 1997 to April 1998 (on an interim basis) and Chief Financial Officer of Zebra from its formation until October 1991. Mr. Kaplan began his career as a project engineer for Seeburg Corporation, later joining Teletype Corporation as a mechanical engineer performing research and development in the Printer Division. In 1969, he and Gerhard Cless founded Zebra, then known as Data Specialties, Inc. Mr. Kaplan received a BS in Mechanical Engineering from the Illinois Institute of Technology (graduating Tau Beta Pi) and an MBA from the University of Chicago and is an NDEA Fellow of Northwestern University.

   CHRISTOPHER G. KNOWLES has served as a director of Zebra since July 1991. He is a member of the Board of Directors of Insurance Auto Auctions, Inc., since June 1994. In 1966, Mr. Knowles joined North American Van Lines, which was acquired by PepsiCo, Inc. two years later. He continued his career with PepsiCo, Inc., working in human relations and distribution with several of its subsidiary companies, including North American Van Lines, PepsiCo Service Industries and Wilson Sporting Goods, as well as holding positions on the corporate staff of PepsiCo. In 1976, he became a Vice President of Allied Van Lines and later became Division Vice President in charge of Allied's Household Goods Division, the largest division of that company. Mr. Knowles joined Underwriters Salvage Company in 1980 as its Chairman of the Board and Chief Executive Officer and subsequently acquired that company with other members of its management. Underwriters Salvage Company was acquired by Insurance Auto Auctions, Inc. in January 1994. Mr. Knowles became President and Chief Operating Officer of Insurance Auto Auctions, Inc. in April 1994 and held such positions until March 1996. Since December 1998, Mr. Knowles served as Chief Executive Officer of Insurance Auto Auctions, Inc. Mr. Knowles received his BA degree from Indiana University in 1966.

   DAVID P. RILEY has served as a director of Zebra since July 1991. Since 1984, he has been President and Chief Executive Officer of The Middleby Corporation, a public company which manufactures commercial food equipment and provides complete kitchens to various institutional customers, as well as to restaurants such as Pizza Hut and Domino's Pizza. He also serves as a director of The Middleby Corporation. Mr. Riley was previously employed in various management positions with a subsidiary of The Middleby Corporation and, before that, with Hobart Corporation, a food equipment manufacturer. Mr. Riley holds a BS in Engineering from The Ohio State University.

   DONALD K. SKINNER has served as Vice Chairman of the Board since the merger of Zebra and Eltron International on October 28, 1998. Previously, he served as Eltron's Chief Executive Officer from December 1992 and as its Chairman of the Board from July 1995. Mr. Skinner co-founded Eltron International in January 1991 and served as its Executive Vice President and Chief Operating Officer until December 1992 and as its President from December 1992 to September 1995. In September 1989, Mr. Skinner founded Eltron, Inc., a manufacturer of custom thermal printers where he served as President until January 1991. From January 1989 to August 1989, Mr. Skinner served as General Manager of Axiom-Edwards-CPE, Inc., a manufacturer of thermal printers. In 1985, Mr. Skinner co-founded and served as Executive Vice President and Chief Operating Officer of Peripheral Technology Corp., a manufacturer of computer disk drives, and was responsible for new product development, engineering, sales and marketing, and operations. Prior to his tenure at Peripheral Technology Corp., Mr. Skinner spent 15 years at Dataproducts Corp., a manufacturer of computer printers, where he was responsible for the development, manufacturing, and marketing of the company's new product lines. Mr. Skinner is a director of Percon, Inc. (Eugene, Oregon), a manufacturer of bar code reading products. Mr. Skinner holds a BSME from West Coast University and an MBA from Pepperdine University.

   MICHAEL A. SMITH has served as a director of Zebra since July 1991. He is Managing Director and co-head of the Mergers and Acquisitions Department of BancAmerica Robertson Stephens and previously was co-founder head of the investment banking group BA Partners and its predecessor entities since 1989. Previous positions include Managing Director, Corporate Finance Department, for Bear, Stearns and Company, Inc. (1982 to 1989) and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank (1977 to 1982). He was a director of Graphic Technology from 1983 to 1989. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin and received an MBA from the University of Chicago.

   DIRECTOR COMPENSATION -- For their services as directors, the members of the Board of Directors who are not employees of Zebra are paid $2,000 quarterly, $2,000 for each Board meeting attended and $500 for each Board committee meeting attended. In addition to cash compensation, each of Messrs. Knowles, Riley and Smith has been granted, over a five-year period, options to acquire 20,000 shares of Class A Common Stock pursuant to Zebra's Stock Option Plan for Outside Directors (the "Outside Director Plan"), which expired in 1996. Options granted under the Outside Director Plan have an exercise price equal to the fair market value on the date of grant and have a term ending seven years after the date of grant or two years after the date on which the director ceases being a director of the Company, whichever is earlier. Pursuant to Zebra's 1997 Non-Employee Director Plan (the "1997 Director Plan"), on February 11, 1997, each of

 Messrs. Knowles, Riley and Smith was granted options to purchase 15,000 shares of Class A Common Stock at an exercise price of $24.50 per share (the closing price of the Class A Common Stock on the grant date, as report by Nasdaq). Options granted under the 1997 Director Plan vest in five equal increments on the grant date and each of the first four anniversaries thereof (so long as the optionee is still an active member of the Board of Directors) and remain exercisable until the tenth anniversary of the grant date. See "Security Ownership of Certain Beneficial Owners and Management."

   MEETINGS -- The Board of Directors meets quarterly and may schedule additional special meetings upon request of the Chairman of the Board, the President of the Company or one-half of the whole Board of Directors. During the year ended December 31, 1998, the Board of Directors met five times. Each director attended all of the board meetings and meetings of board committees on which he served that were held during 1998.

   COMMITTEES OF THE BOARD OF DIRECTORS -- The Audit Committee generally has responsibility for recommending independent auditors to the Board for selection, reviewing the plan and scope of the audit, reviewing the Company's audit and control functions and reporting to the full Board regarding all of the foregoing. The Audit Committee conferred by telephone on a number of occasions and held four formal meetings in 1998. The Board of Directors does not have a compensation or nominating committee.

                                 EXECUTIVE OFFICERS

   Set forth below is a table identifying the executive officers of the Company other than Messrs. Cless, Kaplan, and Skinner, who are identified in the section "Election of Directors -- Nominees for Election as Directors."


           NAME             AGE                      POSITION
 ----------------------     ---    ------------------------------------------
 Charles E. Turnbull         47    President
 Jack A. LeVan               44    Senior Vice President, Business Development
 Clive P. Hohberger          56    Vice President, Technology Development
 Charles R. Whitchurch       52    Chief Financial Officer and Treasurer

   CHARLES E. TURNBULL joined Zebra as President on April 20, 1998. Mr. Turnbull came to Zebra from Nashua Corporation, where he was President of the Commercial Products Group from August 1995 to October 1997. From January 1994 until November 1994, Mr. Turnbull was President of the Polyken Technologies Division of Kendall International. From 1978 to 1994, Mr. Turnbull held various management positions of increasing responsibility with the Avery Dennison Corporation, including Vice President and General Manager of the Marking Films Division. Mr. Turnbull received a BS in industrial engineering from the University of Oklahoma and an MBA from the Harvard Graduate School of Business.

   JACK A. LEVAN is Senior Vice President of Business Development. He joined Zebra in January 1995 as Senior Vice President of Marketing. From 1993 until joining Zebra, Mr. LeVan was President of the Carolina Enterprise Association. From 1989 to 1993, he served in various senior management positions with Groupe Legris Industries, progressing to President and CEO of PPM Cranes, Inc., a company acquired by Groupe Legris Industries in 1992. Mr. LeVan held various management positions with Miller Fluid Power from 1981 to 1989. In addition, Mr. LeVan spent three years in consulting with a specialization in industrial marketing strategy. Mr. LeVan received a BA and an MBA from the University of Chicago.

   CLIVE P. HOHBERGER became Vice President of Technology Development in 1994. He joined Zebra in 1984 as a consultant and became Vice President of Corporate Development in 1986. He served as Vice President of Marketing from 1988 to 1991 and became Vice President of Market Development in 1991. He became Vice President of Technology Development in 1994 and is presently responsible for the development of new market opportunities and liaisons with key customers, vendors, government standards and regulatory agencies, competitors and technology developers. Dr. Hohberger has held positions with several firms including Weber Marking Systems, Abbott Laboratories, The Brookhaven National Laboratory, the Montreal Neurological Institute and Bunker-Ramo Corporation. Dr. Hohberger received his BS and MS from Case Institute of Technology in Physics and Engineering, respectively, a Ph.D. from Case Western Reserve University in Computer Engineering and an MBA from the Lake Forest Graduate School of Management.

   CHARLES R. WHITCHURCH joined Zebra as Chief Financial Officer and Treasurer in September 1991. From 1981 until he joined Zebra, he served as Vice President, Finance of Corcom, Inc., a technology company specializing in the control of radio frequency interference. Mr. Whitchurch previously held positions as Chief Financial Officer of Resinoid Engineering Corporation and as Corporate Services Officer with the Harris Bank in Chicago. Mr. Whitchurch earned a BA in Economics (Phi Beta Kappa) from Beloit College and an MBA from Stanford University in 1973.

   The Board of Directors elects officers to serve at the discretion of the Board. There are no family relationships among any of the directors or officers of the Company.

   SECTION 16(a) COMPLIANCE -- Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own greater than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

   Thomas L. Beusch (a former executive officer of the Company) and Gerhard Cless each filed one Form 4 after the date prescribed in Section 16(a).

                  EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS


   The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the year ended December 31, 1998, and the two prior years for (i) the chief executive officer and (ii) the four other executive officers of the Company who received the highest compensation (combined salary and bonus) in 1998 (collectively, the "Named Officers").


                             SUMMARY COMPENSATION TABLE


                                                                                               LONG TERM
                                                                                            COMPENSATION (1)
                                                                                            ----------------
                                                            ANNUAL COMPENSATION                 AWARDS
                                                         --------------------------         ----------------         ALL
                                                                                               SECURITIES            OTHER
                                                                                               UNDERLYING         COMPENSATION
 NAME AND PRINCIPAL POSITION             YEAR            SALARY ($)        BONUS ($)           OPTIONS (#)             ($)
---------------------------------       -----            ----------        --------          ---------------      -------------
 Edward Kaplan                           1998              $340,290         $122,502               --               $10,405(2)
    Chairman and                         1997               309,355          139,210               --                10,055
    Chief Executive Officer              1996               281,731           64,347               --                17,972

 Charles E. Turnbull (3)                 1998              $188,462          $56,700               --                    --
    President                            1997                   --                --               --                    --
                                         1996                   --                --               --                    --

 Jack A. LeVan                           1998              $178,173          $48,430               --               $10,405(2)
    Senior Vice President,               1997               168,940           45,614               --                10,055
    Business Development                 1996               141,617           33,361               --                 9,875

 Charles R. Whitchurch,                  1998              $176,538          $38,170               --               $10,405(2)
    Chief Financial Officer and          1997               169,028           45,637               --                10,055
    Treasurer                            1996               144,463           23,462               --                10,628

 Thomas L. Beusch (4)                    1998              $164,897          $29,065               --               $33,703(5)
    Vice President, Sales                1997               156,970           43,781               --                35,700
    and International                    1996               148,246           10,507               --                30,262


 (1) None of the Named Officers had any restricted stock holdings as of December 31, 1998.

 (2) Consisting of 401(k) contributions of $5,000 and profit sharing plan payments of $5,405.

 (3)  Charles E. Turnbull joined the Company on April 20, 1998.

 (4)  Thomas L. Beusch resigned from the Company effective January 4, 1999.

 (5) Consisting of commissions of $23,298, 401(k) contributions of $5,000 and profit sharing plan payments of $5,405.

   The following table provides information on stock options granted in the year ended December 31, 1998, to the Named Executives:



                                         OPTIONS GRANTED IN YEAR ENDED DECEMBER 31, 1998

                                                                                                               POTENTIAL
                                                           INDIVIDUAL GRANTS                                   REALIZABLE
                                    ---------------------------------------------------------------         VALUE AT ASSUMED
                                     NUMBER OF                                                              ANNUAL RATES OF
                                    SECURITIES       PERCENT OF TOTAL                                         STOCK PRICE
                                    UNDERLYING         OPTIONS/SARS        EXERCISE                         APPRECIATION FOR
                                      OPTIONS           GRANTED TO          OR BASE                        -----------------
                                      GRANTED          EMPLOYEES IN          PRICE        EXPIRATION        OPTION TERM (1)
       NAME                             (#)             FISCAL YEAR         ($/SH)           DATE          5%            10%
       ----                         ------------------------------------------------------------------------------------------
 Edward L. Kaplan                       --                  --                --              --             --            --

 Charles E. Turnbull                   60,000              16.3             38.75         04/21/08        116,250       232,500

 Jack A. LeVan                         10,000               2.7             38.75         04/21/08         19,375        38,750

 Charles R. Whitchurch                  --                  --                --              --             --            --

 Thomas L. Beusch                       --                  --                --              --             --            --

 (1) The dollar amounts under these columns are based on 5% and 10% appreciation rates in accordance with the rules of the Securities and Exchange Commission. This table is not intended to predict future movements of the Company's stock price.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES -- The following table provides information on option exercises in 1998 by the Named Officers and on the Named Officers' unexercised options at December 31, 1998.


                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES



                                                                                  NUMBER OF SECURITIES
                                                                                       UNDERLYING             VALUE OF UNEXERCISED
                                                                                       UNEXERCISED                IN-THE-MONEY
                                                                                    OPTIONS AT FISCAL          OPTIONS AT FISCAL
                                                                                      YEAR-END (#)              YEAR-END ($)(1)
                                                                                  ---------------------        -------------------
                                    SHARES ACQUIRED ON            VALUE               EXERCISABLE/                EXERCISABLE/
 NAME                                  EXERCISE (#)            REALIZED ($)           UNEXERCISABLE              UNEXERCISABLE
-----------------                   ------------------         ------------        --------------------        -------------------
 Edward L. Kaplan                           --                      --                    --/--                      --/--

 Charles E. Turnbull                        --                      --                  --/60,000                    --/--

 Jack A. LeVan                             3,250                 101,469              3,500/23,250               23,750/77,391

 Charles R. Whitchurch                      --                      --                14,250/20,250              171,500/90,313

 Thomas L. Beusch (2)                      9,750                 312,562                --/17,750                  --/112,313

     (1) The value per option is calculated by subtracting the exercise price from the closing price of the Company's Common Stock on the Nasdaq Stock Market on December 31, 1998, of $28.75.

     (2)  Thomas L. Beusch resigned from the Company effective January 4, 1999.

   CERTAIN TRANSACTIONS -- In May 1989, the Company entered into a lease agreement for its facility and certain machinery, equipment, furniture and fixtures with Unique Building Corporation ("Unique"), a corporation owned by Messrs. Kaplan and Cless and Stewart Shiman (a former executive officer of the Company). The facility portion of the lease is treated as an operating lease and has a term ending on March 31, 2008. Base monthly rental payments were $111,997 in 1998. Base monthly rental payments will increase to $115,355 from September 1, 1999, through March 31, 2003, and to $127,570 from April 1, 2003, through March 31, 2008. The lease agreement includes a modification to the base monthly rental which goes into effect if the prescribed rent payment is less than the aggregate principal and interest payments required to be made by Unique under certain Industrial Revenue Bonds. The Industrial Revenue bonds are supported by a Letter of Credit issued by American National Bank. The Company guaranteed $700,000 of Unique's obligation to such bank under the agreement relating to the Letter of Credit. Under the portion of the lease agreement with Unique, which is accounted for as a capital lease, the Company leases machinery, equipment, furniture, and fixtures at a monthly rental of $5,725 over the lease term.

                          REPORT ON EXECUTIVE COMPENSATION

   Traditionally, compensation for the Company's executive officers has been determined by the Company's chief executive officer, Edward L. Kaplan, due to the relatively small number of executive officers and Mr. Kaplan's personal knowledge of the relative performance and responsibilities of each executive officer. For the year ended December 31, 1998, compensation for the Company's executive officers, other than Mr. Kaplan himself, was established in this manner. Mr. Kaplan also submitted to the Board of Directors for its consideration a proposal for his own compensation package, which was reviewed and approved by the Board.

   COMPENSATION ELEMENTS -- For 1998, the primary components of the Company's executive officer compensation program were base salaries and cash bonuses based on Company and departmental performance.

   BASE SALARIES -- In determining the base salaries of Messrs. Turnbull, LeVan, Whitchurch, and Beusch, Mr. Kaplan reviewed various technology industry salary surveys, and he targeted salaries at levels competitive to those provided to executives with similar responsibilities in businesses which he viewed as comparable to the Company. Mr. Kaplan also attempted to maintain a salary structure for the executive group which vis-a-vis each executive gives credit for relative seniority and scope of assigned responsibilities. The Board's approval of Mr. Kaplan's salary was based upon its subjective evaluation of Mr. Kaplan's contributions to the Company and his importance to the Company's continued growth. The Board reviewed the American Electronics Association Executive Compensation Survey (the "Survey") to confirm Mr. Kaplan's salary level was within the ranges represented by the Survey, but did not target Mr. Kaplan's salary at a particular point within the Survey's compensation ranges.

   BONUS -- Executive bonuses for 1998 were performance-related. Bonuses were designed to reward management for achieving and exceeding goals for Company performance as well as performance goals for particular departments.

   Mr. Kaplan and each of the other Named Officers participated in the Company's 1998 Executive Bonus Plan (the "Bonus Plan"). The Bonus Plan was established by Mr. Kaplan after meetings with the other executive officers to discuss the Company's targeted performance goals, and Mr. Kaplan's participation in the Bonus Plan was approved by the Board. Under the Bonus Plan, cash bonuses paid to each of the Named Officers for 1998 were directly related to the Company's overall financial performance. Bonuses were determined by multiplying the particular officer's base salary by (1) his designated bonus percentage and (2) a performance factor based upon the Company's achievement of targeted levels of after-tax profit for 1998. Designated bonus percentages were based upon seniority and relative positions within the Company's organizational structure.

   Mr. Kaplan awarded bonuses in addition to those provided in the Bonus Plan to certain of the Company's executive officers based upon the performance of the departments over which they exercise direct supervisory authority. For these bonuses, the performance criteria varied depending upon the department and the particular goals set for the department for 1998. For example, an executive responsible for sales functions of the Company received an additional bonus based upon the Company's gross sales levels, while an executive in charge of manufacturing functions received a bonus based upon targeted levels of manufacturing efficiency, quality and on-time deliveries.

   STOCK OPTIONS -- The Company has, on limited occasions, awarded stock options to executive officers, to provide competitive compensation packages and because the Company believes it is important that all of the Company's key executive officers have a meaningful equity stake in the Company so that they have an incentive to create shareholder value over a long-term investment horizon. In 1998, the Company granted 60,000 stock options to Charles L. Turnbull upon his joining the Company as President and 10,000 shares to Jack A. LeVan as part of the regular review of Mr. LeVan's performance and compensation.

   COMPLIANCE WITH SECTION 162(m) -- The Board of Directors currently intends for all compensation paid to the Named Officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) provides that compensation paid to the Named Officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. In the future, however, if, in the judgment of the Board, the benefits to the Company of a compensation program that does not satisfy the arbitrary and inflexible conditions of Section 162(m) outweigh the costs to the Company of the failure to satisfy these conditions, the Board may adopt such a program.

                           BOARD OF DIRECTORS


                Gerhard Cless            David P. Riley


                Edward L. Kaplan         Michael A. Smith


                Christopher G. Knowles   Donald K Skinner



                         COMPENSATION COMMITTEE INTERLOCKS
                             AND INSIDER PARTICIPATION

   The Company's Chief Executive Officer, Mr. Kaplan, determined the compensation to be paid the Company's executive officers, other than himself, for the year ended December 31, 1998. The Board of Directors, then consisting of Messrs. Cless, Kaplan, Knowles, Riley, and Smith, approved the compensation to be paid to Mr. Kaplan. Mr. Cless, the Company's Executive Vice President and Secretary, and Mr. Kaplan participated in the deliberations of the Board concerning Mr. Kaplan's compensation.

                                 PERFORMANCE GRAPH

   The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock of the Company for the last five years with the cumulative total return on the Nasdaq Market Index and the MG Industry Group 171 -- Electronic Equipment Manufacturers Index -- over the same period.

                    FIVE-YEAR COMPARISON OF CUMULATIVE RETURNS

                                   [GRAPHIC]

                                                            DECEMBER 31,
                      -------------------------------------------------------------------------------
                        1993         1994          1995           1996          1997          1998
                      -------------------------------------------------------------------------------
Zebra Technologies
Corporation             $100.00      $68.98        $120.09        $82.56        $105.08       $101.55
MG Group Index           100.00      104.94          97.49         97.13         115.07        143.67
Nasdaq Market Index      100.00      104.99         136.18        169.23         207.00        291.96

                    SECURITY OWNERSHIP OF MANAGEMENT AND
                          CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of March 31, 1999, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of any class of Common Stock, (ii) each director of the Company, (iii) each of the Named Officers and (iv) all directors and executive officers of the Company as a group.


                                              CLASS A COMMON STOCK              CLASS B COMMON STOCK        % OF TOTAL
                                          -----------------------------     ----------------------------      VOTING
 NAME AND ADDRESS                           NUMBER          % OF CLASS         NUMBER         % OF CLASS      POWER(1)
-------------------------                  -------------    ----------      -----------      -----------    -----------
Edward L. Kaplan (2)                      110,000               *           1,408,357(4)         19.1%           14.5%

Carol K. Kaplan (2)                            --(4)           --             290,448(5)          3.9%            3.0%

Gerhard Cless (2)                         140,000(6)            *           2,368,312(7)         32.1%           24.3%

Ruth I. Cless (2)                             -- (8)           --             806,304(9)         10.9%            8.3%

Donald K. Skinner                          54,000(10)          --             420,163(11)         5.7%            4.3%

Christopher G. Knowles                     31,000(12)           *                  --               --              --

David P. Riley                             21,000(13)           *                  --               --              --

Michael A. Smith                           29,000(14)           *                  --               --              --

Charles E. Turnbull                            30              --                  --               --              --

Jack A. LeVan                               9,174(15)           *                  --               --              --

Charles R. Whitchurch                      25,436(16)           *                  --               --              --

William Blair & Co., L.L.C.             1,740,778(17)        7.4%                  --               --              --

T. Rowe Price Associates, Inc.            368,500            1.6%             648,450(18)         8.8%            6.7%

J. & W. Seligman & Co., Inc.            1,363,167(19)        5.8%                  --               --              --

Neuberger Berman, LLC                   1,187,360(20)        5.0%                  --               --              --

Jurika & Voyles, L.P.                     753,747(21)        3.2%                  --               --              --

FMR Corporation                                --              --             688,860(22)         9.3%            7.8%

Directors as a group                      425,696(23)        1.6%           5,293,584            71.8%           54.6%
 (10 persons)

____________________
* Less than one percent.

 (1) Each share of the Class A Common Stock has one vote and each share of the Class B Common Stock has ten votes. This column shows the combined voting power of all Class A Common Stock and Class B Common Stock beneficially owned by each of the listed persons. The percentages are based on the outstanding number of Class A Common Stock and Class B Common Stock as of March 31, 1999.

 (2)  The address of this stockholder is c/o Zebra Technologies
      Corporation, 333 Corporate Woods Parkway, Vernon Hills,
      Illinois 60061.

 (3) Excludes 290,448 shares that may be deemed held of record or beneficially by Mr. Kaplan's wife, Carol, which may be deemed to be beneficially owned by Mr. Kaplan.

 (4) Excludes 110,000 shares held of record or beneficially owned by Mr. Kaplan, which may be deemed to be beneficially owned by Mrs. Kaplan.

 (5) Excludes 1,408,357 shares held of record or beneficially by Mr. Kaplan, which may be deemed to be beneficially owned by Mrs. Kaplan.

 (6)  Includes 140,000 shares held by a foundation of which Mr.
      Cless is director.

 (7) Excludes 806,304 shares held of record or beneficially by Mr. Cless' wife, Ruth, which may be deemed to be beneficially owned by Mr. Cless.

 (8) Excludes 140,000 shares held of record or beneficially by Mr. Cless, which may be deemed to be beneficially owned by Mrs. Cless.

 (9) Excludes 2,368,312 shares held of record or beneficially by Mr. Cless, which may be deemed to be beneficially owned by Mrs. Cless.

 (10) Includes 54,000 shares of Class A Common Stock issuable within 60 days upon exercise of options.

 (11) Consists of 240,163 shares held by the Skinner Revocable
      Trust and 180,000 shares held by the Skinner Irrevocable
      Blind Trust.

 (12) Includes 16,000 shares of Class A Common Stock issuable within 60 days upon exercise of options granted pursuant to the Outside Director Plan and 9,000 shares of Class A Common Stock issuable within 60 days upon exercise of options granted pursuant to the 1997 Directors Plan.

 (13) Includes 12,000 shares of Class A Common Stock issuable within 60 days upon exercise of options granted pursuant to the Outside Director Plan and 9,000 shares of Class A Common Stock issuable within 60 days upon exercise of options granted pursuant to the 1997 Directors Plan.

 (14) Includes 20,000 shares of Class A Common Stock issuable within 60 days upon exercise of options granted pursuant to the Outside Director Plan and 9,000 shares of Class A Common Stock issuable within 60 days upon exercise of options granted pursuant to the 1997 Directors Plan.

 (15) Includes 7,500 shares of Class A Common Stock issuable within 60 days upon exercise of options.

 (16) Includes 13,125 shares of Class A Common Stock issuable within 60 days upon exercise of options.

 (17) As reported on a Schedule 13G filed by William Blair & Co., L.L.C. on March 17, 1999. According to such 13G, William Blair & Co., L.L.C. has sole voting power with respect to 473,400 of these shares, and sole dispositive power with respect to all 1,740,778 of these shares. The address of this stockholder is 222 West Adams Street, Chicago, IL 60606.

 (18) As reported on a Schedule 13G filed by T. Rowe Price Associates, Inc., on February 12, 1999. According to such 13G, T. Rowe Price Associates, Inc., has sole voting power with respect to 21,330 of these shares, and sole dispositive power with respect to all 648,450 of these shares. These securities are owned by various individual and individual investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of this stockholder is 100 E. Pratt Street, Baltimore, MD 21202.

 (19) As reported on a Schedule 13G filed by J. & W. Seligman & Co., Inc., on February 10, 1999. According to such 13G, J. & W. Seligman & Co., Inc., has shared voting power with respect to 1,028,900 of these shares, and shared dispositive power with respect to all 1,363,167 of these shares. The address of this stockholder is 100 Park Avenue, New York, NY 10017.

 (20) As reported on a Schedule 13G filed by Neuberger Berman, LLC, on February 15, 1999. According to such 13G, Neuberger Berman, LLC, has sole voting power with respect to 480,960 of these shares, shared voting power with respect to 706,400 of these shares, and sole dispositive power with respect to all 1,187,360 of these shares. The address of this stockholder is 605 Third Avenue, New York, NY 10158.

 (21) As reported on a Schedule 13G filed by Jurika & Voyles, L.P., on February 11, 1999. According to such 13G, Jurika & Voyles, L.P., has shared voting power with respect to 724,122 of these shares and shared dispositive power with respect to all 753,747 of these shares. The address of this stockholder is 1999 Harrison Street, Suite 700, Oakland, CA 94612.

 (22) As reported on a Schedule 13G filed by FMR Corporation and certain affiliates on November 10, 1998. According to such 13G, affiliates of FMR Corporation have sole dispositive power with respect to all 688,860 of these shares. The address of this stockholder is 82 Devonshire Street, Boston, Massachusetts 02109.

 (23) Includes 154,575 shares of Class A Common Stock issuable within 60 days upon exercise of options.

                                     PROPOSAL 2

                INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTIONS
                       UNDER THE ZEBRA 1997 STOCK OPTION PLAN

   The Zebra 1997 Stock Option Plan (the "Plan") currently provides that 2.0 million shares of Class A Common Stock are authorized for issuance pursuant to options granted thereunder. To date, Zebra has granted options to purchase 2,165,048 shares of Class A Common Stock under the Plan. After taking cancellations and forfeitures into account, a deficit of 71,572 shares of Class A Common Stock currently exists for future option grants. Accordingly, grants of options to purchase 71,572 shares are subject to the approval of stockholders at the Annual Meeting.

   The Zebra Board of Directors adopted the Plan effective February 11, 1997. Stockholder approval of the Plan was requested and obtained in 1997 to (i) meet the requirements of the Nasdaq Stock Market; (ii) qualify certain compensation under the Plan as performance-based compensation that is tax deductible under
Section 162(m) of the Code; and (iii) qualify certain stock options granted under the Plan as incentive stock options. In October 1998, in order to accommodate options issued in the Eltron merger, Zebra's Board of Directors and stockholders approved an amendment to the Plan that increased the number of shares of Class A Common Stock available for issuance thereunder from 531,500 shares to 2.0 million shares.

   The Company has historically utilized stock options as a part of its overall compensation program for key employees, officers and directors. Zebra's Board of Directors believes that it is in the best interests of the Company to have stock-based awards available for employees. Since the Company's merger with California-based Eltron, it is competing within an employment base for which stock options have historically represented a significant portion of compensation. The Board of Directors believes that the proposed amendment, if approved by stockholders, will assist Zebra in attracting, retaining, and motivating highly qualified personnel.

   The Board of Directors recommends that the stockholders vote in favor of the proposal to increase the number of shares available for options under the Plan. Messrs. Kaplan, Cless, and Skinner and certain members of their family have executed voting agreements, whereby they have agreed to vote all shares of Common Stock held by them in favor of the proposed amendment.

   The following is a brief summary of certain provisions of the Plan.

GENERAL

   The Plan is a flexible plan that provides the Zebra Option Committee broad discretion to fashion the terms of the awards to provide eligible participants with stock-based incentives, including: (i) non-qualified and incentive stock options for the purchase of shares of Class A Common Stock and (ii) dividend equivalents. The Plan is administered by the Zebra Option Committee, which is currently comprised of Mr. Kaplan and Mr. Cless. The persons eligible to participate in the Plan are directors, officers, and employees of Zebra or any subsidiary of Zebra who, in the opinion of the Zebra Option Committee, are in a position to make contributions to the growth, management, protection and success of Zebra or its subsidiaries. To the extent required by Section 162(m) of the Code, grants under the Plan will be approved by at least two non employee directors of Zebra.

   The purpose of the Plan is to promote the overall financial objectives of Zebra and its stockholders by motivating eligible participants to achieve long-term growth in stockholder equity in Zebra and by retaining the association of these individuals.

   The Plan currently provides for the grant of options and other awards of up to 2.0 million shares of shares of Class A Common Stock. In the discretion of the Zebra Option Committee, shares of Class A Common Stock subject to an award under the Plan that remain unissued upon termination of such award, are forfeited, or are received by Zebra as consideration for the exercise or payment of an award, shall become available for additional awards under the Plan.

   In the event of a stock dividend, stock split, recapitalization, sale of substantially all of the assets of Zebra, reorganization or similar event, the Zebra Option Committee will adjust the aggregate number of shares of Class A Common Stock subject to the Plan, the number of shares available for awards and subject to outstanding awards and the exercise price per share, and other terms of outstanding awards.

   The Zebra Board of Directors or Zebra Option Committee may amend, modify or discontinue the Plan at any time, except if such amendment (i) impairs the rights of a Participant (as defined in the Plan) without the Participant's consent, or (ii) would disqualify the Plan from the exemption provided by Rule 16b-3 under the Exchange Act. Amendments may be subject to stockholder approval under applicable law. Any amendment by the Zebra Option Committee is subject to approval of the Zebra Board of Directors. The Zebra Option Committee may amend the terms of any award granted under the Plan (other than to decrease the option price), subject to the consent of a Participant if such amendment impairs the rights of such Participant unless such amendment is necessary for the option or the Plan to qualify for the exemption provided by Rule 16b-3 under the Exchange Act.


AWARDS UNDER THE PLAN

   STOCK OPTIONS. Options to purchase no more than 100,000 shares of shares of Class A Common Stock may be granted to any one Participant in any fiscal year. Subject to such limitation, the Zebra Option Committee shall determine the number of shares of shares of Class A Common Stock subject to the options to be granted to each Participant. The Zebra Option Committee may grant non-qualified stock options, incentive stock options or a combination thereof to a Participant. Only persons who on the date of the grant are employees of Zebra or any parent or a subsidiary of Zebra maybe granted options which qualify as incentive stock options. Options granted under the Plan will provide for the purchase of shares of Class A Common Stock at prices determined by the Zebra Option Committee, but in no event will an option intended as an incentive stock option be granted at less than fair market value on the date of grant. When incentive stock options are granted to an individual who owns stock possessing more than 10% of the combined voting power of all Zebra Common Stock, the option price shall not be less than 110% of fair market value. No non-qualified stock option or incentive stock option shall be exercisable later than the tenth anniversary of its date of grant. In the case of an incentive stock option granted to a Participant who owns more than 10% of the combined voting power of all classes of stock of Zebra or any parent or subsidiary of Zebra, such option shall not be exercisable later than the fifth anniversary of its date of grant. No incentive stock option shall be granted later than the tenth anniversary of the adoption of the Plan or its approval by the stockholders of Zebra, whichever is earlier.

   Options granted under the Plan shall be exercisable at such times and subject to such terms and conditions set forth in the Plan and as the Zebra Option Committee shall determine or provide in an option agreement. Except as provided in any option agreement, options may only be transferred under the laws of descent and distribution or if such transfer is permitted by Rule 16b-3 without liability under applicable law and is consistent with the use of the Commission's Form S-8. Otherwise, options shall be exercisable only by the Participant during such Participant's lifetime. The option exercise price shall be payable by the Participant (i) in cash, (ii) in shares of Class A Common Stock held by the Participant for at least six months prior to the exercise date and having a fair market value equal to the exercise price,
(iii) by delivery of a note or other evidence of indebtedness, (iv) by "cashless exercise" as permitted under the Federal Reserve Board's Regulation T, or (v) by any combination of the foregoing. Upon termination of a Participant's employment with Zebra due to death or Disability (as defined in the Plan), all of such Participant's unexpired and unexercised options shall be exercisable for the shorter of (a) their remaining term or (b) 90 days after either (i) in the case of a Participant's Disability, termination of employment or (ii) in the case of a Participant's death, the date of the appointment of a Representative (as defined in the Plan) or such other period as the Zebra Option Committee may determine. If a Participant retires or if a Participant involuntarily ceases to be an employee of Zebra (other than due to death, Disability or as a result of termination for Cause (as defined in thePlan)), all of such Participant's options shall terminate, except that, to the extent such options are then exercisable, such options maybe exercised for the shorter of their remaining terms or 90 days (or such shorter period as the Zebra Option Committee may specify) after termination of employment. If a Participant voluntarily ceases to be an employee of Zebra (other than due to retirement) or is terminated as a result of Cause, all of such Participant's outstanding options shall terminate 30 days (or such shorter period as the Zebra Option Committee may specify) after termination of employment.

   Upon receipt of a notice from a Participant to exercise an option, the Zebra Option Committee may elect to cash out all or part of any such option by paying the Participant, in cash or shares of Class A Common Stock, the following amount: (i) the excess of the fair market value of the shares of Class A Common Stock subject to the unexercised option over the option price, multiplied by
(ii) the number of shares of Class A Common Stock for which the option is to be exercised.

   DIVIDEND EQUIVALENTS. The Zebra Option Committee is authorized to grant dividend equivalents conferring on Participants the right to receive cash, shares of Class A Common Stock, or other property equal in value to dividends paid on a specified number of shares of Class A Common Stock under an option. Dividend equivalents may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of Class A Common Stock or other investment vehicles as specified by the Zebra Option Committee.

CHANGES IN CONTROL
   Upon the occurrence of a Change in Control (as defined below), all unexercised stock options shall become immediately exercisable, to the extent provided by the Zebra Option Committee in an award agreement or otherwise. In addition, unless the Zebra Option Committee provides otherwise in an option agreement, after the Change in Control a Participant shall have the right, by giving notice during the 60-day period from and after a Change in Control to Zebra, to surrender all or part of the outstanding awards and receive in cash from Zebra the following amount for each award: (i) the excess of the Change in Control Price (as defined below) over the exercise price of the award, multiplied by (ii) the number of shares of Class A Common Stock subject to the award. The "Change in Control Price" is the higher of (i) the highest reported sales price of a share of Class A Common Stock in any transaction reported on the principal exchange on which such shares are listed or on the Nasdaq National Market during the 60-day period prior to the Change of Control, or (i) if the Change in Control event is a tender offer, merger or other reorganization, the highest price to be paid per share of Class A Common Stock in such transaction.

   For purposes of the Plan, a "Change in Control" shall be deemed to have occurred if (i) any corporation, person or other entity (other than Zebra, a permitted transferee, a majority-owned subsidiary of Zebra or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by Zebra), including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than the greater of (a) 25% of the combined voting power of Zebra's then outstanding securities or (b) the percentage of the combined voting power of Zebra's then outstanding securities which equals (1) 10% plus (2) the percentage of the combined voting power of Zebra's outstanding securities held by such corporation, person or entity on the effective date of the Plan; (ii)(a) the stockholders of Zebra approve a definitive agreement to merge or consolidate Zebra with or into another corporation other than a majority-owned subsidiary of Zebra, or to sell or otherwise dispose of all or substantially all of Zebra's assets, and (b) the persons who were the members of the Zebra Board of Directors prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof, (iii) the stockholders of Zebra approve a plan of liquidation of Zebra; or (iv) within any period of 24 consecutive months, persons who were members of the Zebra Board of Directors immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Zebra Board of Directors immediately prior to such 24-month period and who constituted a majority of the Zebra Board of Directors at the time of such election, cease to constitute a majority of the Zebra Board of Directors.


DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
   The following summary of tax consequences with respect to the awards granted under the Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.


NON-QUALIFIED STOCK OPTIONS
   PARTICIPANT. Generally, a Participant receiving a non-qualified stock option does not realize any taxable income for federal income tax purposes at the time of grant. Upon exercise of such Option, the excess of the fair market value of the shares of Class A Common Stock subject to the non-qualified stock option on the date of exercise over the exercise price will be taxable to the Participant as ordinary income. The Participant will have a capital gain (or loss) upon the subsequent sale of the shares of Class A Common Stock received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the shares of Class A Common Stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will commence on the date the non-qualified stock option is exercised.

   TAX WITHHOLDING. The amount of income that is taxable to a Participant upon the exercise of a non-qualified stock option will be treated as compensation income. Accordingly, such amount will be subject to applicable withholding of federal, state and local income taxes and social security taxes.

   IF THE PARTICIPANT USES COMPANY STOCK TO PAY THE OPTION EXERCISE PRICE. If the Participant who exercises a non-qualified stock option pays the exercise price by tendering shares of Class A Common Stock and receives back a larger number of shares of Class A Common Stock, the Participant will realize taxable income in an amount equal to the fair market value of the additional shares of Class A Common Stock received on the date of exercise, less any cash paid in addition to the shares of Class A Common Stock tendered. Upon a subsequent sale of the shares of Class A Common Stock received, the number of shares of Class A Common Stock equal to the number delivered as payment of the exercise price will have a tax basis equal to that of the shares of Class A Common Stock originally tendered. The additional newly-acquired shares of Class A Common Stock obtained upon exercise of the non-qualified stock option will have a tax basis equal to the fair market value of such shares on the date of exercise.

   ZEBRA. Zebra generally will be entitled to a tax deduction in the same amount and in the same year in which the Participant recognizes ordinary income resulting from the exercise of a non-qualified stock option.


INCENTIVE STOCK OPTIONS
   PARTICIPANT. Generally, a Participant will not realize any taxable income for federal income tax purposes at the time an incentive stock option is granted. Upon exercise of the incentive stock option, the Participant will incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable). If the Participant transfers shares of Class A Common Stock received upon the exercise of an incentive stock option within a period of two years from the date of grant of such incentive stock option or one year from the date of receipt of the shares of Class A Common Stock (the "Holding Period"), then, in general, the Participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price, and will have long-term or short-term capital gain (or loss) in an amount equal to the difference between the sale price of the shares of Class A Common Stock and the fair market value of such shares on the date of exercise. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will be not more than the difference between the sale price and the exercise price. If the Participant transfers the shares of Class A Common Stock after the expiration of the Holding Period, the Participant will recognize income taxable at the capital gains tax rate on the difference between the sale price and the exercise price.

   TAX WITHHOLDING. If the Participant makes any disqualifying disposition prior to the completion of the Holding Period with respect to shares of Class A Common Stock acquired upon the exercise of an incentive stock option granted under the Plan, then such Participant must remit to Zebra an amount sufficient to satisfy all federal, state, and local withholding taxes thereby incurred.

   IF THE PARTICIPANT USES COMPANY STOCK TO PAY THE OPTION EXERCISE PRICE. If a Participant who exercises an incentive stock option pays the option exercise price by tendering shares of Class A Common Stock, such Participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), provided any Holding Period requirement for the tendered shares is met. If the tendered stock was subject to the Holding Period requirement when tendered, payment of the exercise price with such stock constitutes a disqualifying disposition. If the Participant pays the exercise price by tendering shares of Class A Common Stock and the Participant receives back a larger number of shares, under proposed Treasury Regulations, the Participant's basis in the number of shares of newly acquired stock equal to the number of the shares delivered as payment of the exercise price will have a tax basis equal to that of the shares originally tendered, increased, if applicable, by any amount included in the Participant's gross income as compensation. The additional newly acquired shares obtained upon exercise of the option will have a tax basis of zero. All shares of Class A Common Stock acquired upon exercise will be subject to the Holding Period requirement, including the number of shares equal to the number tendered to pay the exercise price. Any disqualifying disposition will be deemed to be a disposition of shares of Class A Common Stock with the lowest basis.

   ZEBRA. Zebra is not entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of Class A Common Stock acquired upon exercise of an incentive stock option, provided that the Participant holds the shares received upon the exercise of such option for the Holding Period. If the Participant transfers the shares of Class A Common Stock acquired upon the exercise of an incentive stock option prior to the end of the Holding Period, Zebra generally is entitled to a deduction at the time the Participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such Participant as a result of such transfer.

PARACHUTE PAYMENTS
   In the event any payments or rights accruing to a Participant upon a Change in Control, or any other payments awarded under the Plan, constitute "parachute payments" under Section 28OG of the Code, depending upon the amount of such payments accruing and the other income of the Participant from Zebra, the Participant may be subject to an excise tax (in addition to ordinary income tax) and Zebra may be disallowed a deduction for the amount of the actual payment.

                                     PROPOSAL 3



                      RATIFICATION OF APPOINTMENT OF AUDITORS


   The Company's Board of Directors has appointed KPMG LLP, independent certified public accountants, as auditors of the Company's financial statements for the year ending December 31, 1999. KPMG LLP has acted as auditors for the Company since July 1991.

   The Board has determined to afford stockholders the opportunity to express their opinions on the matter of auditors for the Company, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board's appointment of KPMG LLP. If this proposal does not receive the affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting, in person or by proxy, the Board of Directors will interpret this as an instruction to seek other auditors. The Board of Directors recommends that the stockholders vote to ratify the appointment of KPMG LLP as auditors for the year ending December 31, 1999.

   It is expected that representatives of KPMG LLP will be present at the Annual Meeting and available to respond to questions. Such representatives will be given an opportunity to make a statement if they desire to do so.



                                   OTHER MATTERS

   SOLICITATION -- The cost of this proxy solicitation will be borne by the Company. The Company will also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for an election of directors in the absence of a contest.

   PROPOSALS OF STOCKHOLDERS -- To be considered at the 2000 Annual Meeting, stockholder proposals must be received by the Secretary of the Company not less than 45 days nor more than 75 days prior to April 15, 2000.

   OTHER BUSINESS -- The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the meeting, however, it is intended that the persons named in the proxy will vote as directed by the Board of Directors.

   ANNUAL REPORT TO STOCKHOLDERS -- The Company's Annual Report to Stockholders for the year ended December 31, 1998, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

   ANNUAL REPORT ON FORM 10-K -- The Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, upon the written request of any person who is a stockholder as of the record date. Requests for such materials should be directed to Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061, Attention: Charles R. Whitchurch.


                              By Order of the Board of Directors


                              Gerhard Cless
                              SECRETARY

PROXY                                                                     PROXY
                        ZEBRA TECHNOLOGIES CORPORATION
                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 18, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) hereby appoints Edward L. Kaplan and Gerhard Cless, and each of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes them to represent and to vote all of the shares of Class A Common Stock and Class B Common Stock of Zebra Technologies Corporation held of record as of March 19, 1999 which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Zebra Technologies Corporation to be held on May 18, 1999 at The University of Chicago Gleacher Center, 450 N. Cityfront Plaza Drive, Chicago, Illinois, 60611, at 10:30 a.m. local time, and at any adjournment thereof.


                (continued, and to be signed, on reverse side)

                        ZEBRA TECHNOLOGIES CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY / /


                                      For ALL     Withold    For ALL nominees
                                      nominees   Authority   except as marked
1. ELECTION OF DIRECTORS                 / /         / /      / /             2. To increase the number    For    Against   Abstain
   Gerhard Cless, Edward Kaplan,                                                 of authorized shares of   / /      / /       / /
   Christopher Knowles, David Riley,                                             Class A Common Stock
   Donald Skinner and Michael Smith                                              available for issuance
                                                                                 under Zebra's 1997 Stock
   (Instructions: To withhold authority                                          Option Plan from 2,000,000
   to vote for any individual nominee,                                           shares to 4,250,000 shares
   strike a line through the nominee's
   name above)                                                                3. PROPOSAL TO RATIFY THE    For    Against   Abstain
                                                                                 APPOINTMENT OF KPMG LLP   / /      / /       / /
                                                                                 AS THE INDEPENDENT PUBLIC
                                                                                 ACCOUNTANTS OF THE COMPANY.

                                                                              4. In their discretion, the  For    Against   Abstain
                                                                                 Proxies are authorized to / /      / /       / /
                                                                                 vote upon such other
                                                                                 matters as may properly
                                                                                 come before the meeting.

                                                                                                        PLEASE MARK, SIGN, DATE
                                                                                                        AND RETURN THE PROXY
                                                                                                        CARD PROMPTLY USING THE
                                                                                                        ENCLOSED ENVELOPE.

                                                                           Signature____________________DATE:_______________, 1998
                                                                           Signature (if held jointly)____________________________

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER     Please sign exactly as the name appears on your stock
DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER.                    certificate. When shares are held by joint tenants, both
IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES   should sign. When signing as attorney, executor, administrator,
LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.             trustee or guardian, please give title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.
